UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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DAVE & BUSTER’S ENTERTAINMENT, INC.

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Dave & Buster’s Entertainment Board of Directors Urges Shareholders to

Vote “For” Proposal 4: Amendment to the 2014 Omnibus Incentive Plan

Dear Fellow Dave & Buster’s Shareholder:

We are writing to ask that you support the ballot proposals at our 2020 Annual Meeting of Shareholders. In particular, we seek your support of Proposal 4, which amends our 2014 Omnibus Incentive Plan (“Plan”) to increase the number of shares available for awards under the Plan by 3,000,000 shares.

Background and context

Proposal 4 became necessary this year due to the sudden and unprecedented challenges posed to our Company by the coronavirus pandemic. At the beginning of the pandemic, as we were forced to shut down all of our locations across the country, we took immediate and decisive action to preserve liquidity and significantly reduce our cash burn rate. We temporarily cut base pay for all of our senior executives by 50%. Salaries for most other officers and team members covered by the Plan were cut by 20-30%. In addition, we furloughed all of our 15,000 hourly employees, significantly curtailed discretionary operating expenses, temporarily halted capital spending on all new store development and the strategic initiatives we had planned for 2020, and suspended our dividend and share repurchase programs. Our Board of Directors waived its cash compensation for the remainder of the year. We also secured a total of $186 million in new equity capital to significantly extend our liquidity horizon to enhance our ability to persevere through this crisis. Where we could, we paid cash obligations and issued market-competitive long-term retention grants using stock available under the Plan. As a result, (and reflecting the drop in our Company’s share price from more than $41/share pre-pandemic, to a low of $4.87/share during the shutdown period), the 1.3 million shares that were available under the Plan at the end of our 2019 fiscal year were reduced to just over 440,000 shares. Preserving the Company’s liquidity by minimizing cash outlays of all kinds remains a top priority of management.

As you evaluate Proposal 4, please consider these points:

1.

This is the first time since the Plan was adopted in 2014 that we have sought to add shares. We have long been committed to responsible, market-competitive equity-based compensation that rewards leaders in line with Company performance. We have demonstrated thoughtful, conservative management of the 3,100,000 shares allocated under the original Plan. Our three-year average burn rate of 1.01% is far below the

GICS group median (2.1%), GICS group average (2.6%), and ISS’s benchmark (5.03%). Throughout the Plan’s history, we have also been responsible and prudent in awarding equity. Every single year since the Plan’s adoption in 2014, our executive compensation proposals have earned consistent support from shareholders and proxy advisory firms for following responsible pay practices that align compensation to our Company’s performance.

2.

The Plan’s expected costs, duration, and dilution effects are materially different based on which time period is used. Although one of the leading proxy advisory firms, Glass Lewis, recommended in favor of Proposal 4, another proxy advisory firm, Institutional Shareholder Services (“ISS”) recommended against the proposal due in large part to the Plan’s cost. ISS’s calculations are based on a pre-COVID share price of $41.45. Using the Company’s average stock price of $11.46 for the 30-day period ended May 31, 2020, however, the Plan costs are substantially less than ISS’s projection. At the time the proposed Plan was developed, the Compensation Committee believed the 3 million share request represented a conservative proposal allowing for an additional two years of competitive equity-based awards based on the Company’s trending stock price at the time. The actual duration of the Plan could be longer or shorter largely dependent on the Company’s stock price at the time of future grants, but was never intended to provide for 10-plus years of grants as projected by ISS. Finally, as to dilution, Proposal 4 has a 14.28% full dilution effect if ISS’s methodology is applied pre-COVID. Post-COVID, however, the dilution effect is 11.44%, since the Company had two stock offerings in direct response to the pandemic that increased its share base from figure used by ISS. This dilution effect is well below our industry average.

3.

Without sufficient equity compensation to grant, we may be forced to deliver compensation to our executives in other ways that harm our liquidity position to the detriment of shareholders. Despite our proven conservative use of equity in compensating our leaders, if we do not add shares to this Plan now, then as we work to retain key talent and persevere through these challenges, we will need to resort to delivering market-competitive long-term incentives settled in cash. This directly conflicts with our needs to preserve cash at this juncture.

4.

The amendment continues to align our leaders’ interests with those of our shareholders during the coronavirus pandemic. We use equity to compensate critical talent at all levels of our Company for the express purpose of fostering an employee ownership culture. Our Plan promotes retention through multi-year vesting and performance conditions, which is particularly important in this period of business transformation and macroeconomic instability.

5.

The Plan contains strong governance features. Neither the Plan nor the stock grant agreements made under it allow for stock option repricing, excise tax gross-ups, payment of dividends before vesting of underlying awards, or single-trigger change-in-control equity vesting. We also have a strict clawback policy and individual award limits. Proposal 4 builds on the Plan’s strong governance controls by adopting an annual per-person limit on awards to non-employee directors.

In sum, we believe that Proposal 4 is reasonable in scope and responsibly timed. We hope you will agree that this Plan amendment is prudent and responsible, and we respectfully urge you to consider the foregoing context and the facts articulated in our Proxy Statement and vote FOR Proposal 4 ahead of our 2020 Annual Meeting.

Thank you for your continued support of Dave & Buster’s. We wish you all the best during these difficult times.

Sincerely,

Robert W. Edmund

General Counsel, Secretary & SVP of Human Resources